Filed Pursuant to Rule 433

Registration No. 333-183442-01

Free Writing Prospectus dated March 4, 2015

DTE ELECTRIC COMPANY

TERM SHEET

$500,000,000 2015 Series A 3.70% General and Refunding Mortgage Bonds due 2045

Issuer:	DTE Electric Company (formerly The Detroit Edison Company)

Security:	Series A 3.70% General and Refunding Mortgage Bonds due 2045

Principal Amount:	$500,000,000

Maturity Date:	March 15, 2045

Coupon:	3.70%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2015

Benchmark Treasury:	3.000% due November 15, 2044

Benchmark Treasury Price/Yield:	105-26+/2.713%

Spread to Benchmark Treasury:	+100 bps

Re-offer Yield:	3.713%

Price to Public:	99.766%

Make-whole call:	Prior to September 15, 2044 at Treasury plus 15 bps

Par Call:	On or after September 15, 2044

Trade Date:	March 4, 2015

Settlement Date:	T+5; March 11, 2015

CUSIP:	23338V AE6

ISIN:	US23338VAE65

Anticipated Ratings*:	Aa3/A/A (Moody’s/S&P/Fitch)

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
BNY Mellon Capital Markets, LLC Mitsubishi UFJ Securities (USA), Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC
Co-Managers:	Fifth Third Securities, Inc. SunTrust Robinson Humphrey, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Merrill Lynch, Pierce Fenner & Smith Incorporated toll-free at 1-800-294-1322.